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                                                        Contact: Jeanette Clonan
                                                                  (212) 338-5658



                   LORAL TO SELL $350,000,000 OF SENIOR NOTES
                             IN A RULE 144A OFFERING


NEW YORK - January 7, 1999 - Loral Space & Communications announced today that it plans to sell $350 million of Senior Notes due 2006 in an offering exempt from registration.

Loral intends to apply the proceeds from the sale of the notes towards the purchase of $150,000,000 of Convertible Preferred Stock of Globalstar Telecommunications Limited, with the remaining proceeds to be used for general corporate purposes, including investment in Loral's core businesses, to pursue emerging satellite service opportunities worldwide and possible acquisitions.

The Notes will be offered only to qualified institutional buyers pursuant to Rule 144A, to certain persons in offshore transactions pursuant to Regulation S under the Securities Act of 1933 and to certain accredited investors. The Notes have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This press release does not constitute an offer to sell or the solicitation of any offer to buy the securities.

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